UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FINLAY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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FINLAY ENTERPRISES, INC.
529 Fifth Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 17, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Finlay Enterprises, Inc. (the “Company”) will be held on June 17, 2008 at 9:30 a.m. (local time) at 529 Fifth Avenue, New York, New York, for the following purposes:

(1)	To elect three members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and
(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed May 2, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2008 IS ENCLOSED HEREWITH.

You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account; please complete and return each proxy you receive in order to vote all of your shares eligible to be voted at the meeting.

By Order of the Board of Directors

Bonni G. Davis
Vice President, Corporate Secretary and General Counsel

Dated: May 8, 2008

YOUR VOTE IS IMPORTANT.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY. IF YOU HOLD SHARES IN “STREET NAME” THROUGH A BROKER OR OTHER NOMINEE, YOU WILL RECEIVE INSTRUCTIONS FROM THE REGISTERED HOLDER THAT YOU MUST FOLLOW IN ORDER FOR YOUR SHARES TO BE VOTED OR TO REVOKE YOUR PROXY. IF YOU HOLD SHARES IN “STREET NAME” AND YOU PLAN TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST BRING WITH YOU A PROXY OR LETTER FROM YOUR BROKER OR NOMINEE TO CONFIRM OWNERSHIP OF YOUR SHARES.

FINLAY ENTERPRISES, INC.

i

FINLAY ENTERPRISES, INC.
529 Fifth Avenue
New York, New York 10017

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of Finlay Enterprises, Inc. (the “Company”) pursuant to this proxy statement (to be mailed on or about May 12, 2008) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the time and place shown in the attached Notice of Annual Meeting of Stockholders. Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named in Proposal No. 1. Such proxies are revocable at any time before they are exercised by written notice to the Corporate Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies will revoke proxies submitted earlier. If you hold shares in “street name” through a broker or other nominee, you will receive instructions from the registered holder that you must follow in order for your shares to be voted or to revoke your proxy. If you hold shares in “street name” and you plan to attend the meeting and wish to vote in person at the meeting, you must bring with you a proxy or letter from your broker or nominee to confirm ownership of your shares.

RECORD DATE

The record date for the determination of holders of common stock, par value $.01 per share, of the Company (“common stock”) who are entitled to notice of and to vote at the Annual Meeting is May 2, 2008 (the “Record Date”).

VOTING SECURITIES

As of the Record Date, 9,315,201 shares of common stock of the Company were outstanding. Holders of record of common stock as of such date will be entitled to one vote for each share held. A majority of all shares of common stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares.

If you are the beneficial owner of shares held in “street name” through a broker and do not give instructions to your broker, depending on the rules of the exchange or market of which the broker is a member, your broker may have discretionary power to vote your shares on “routine” items. Proposal No. 1 to elect directors is generally considered a “routine” item by the various exchanges.

The election of directors (Proposal No. 1) shall be determined by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee’s achievement of a plurality.

With respect to any other matter to come before the stockholders at the Annual Meeting, such matter shall be determined by the affirmative vote of a majority of the votes cast on the proposal by shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only shares that are voted for or against such proposal will be taken into account. On any such matter, if the stockholder abstains from voting or directs his proxy to abstain from voting, the shares are considered present at the Annual Meeting, but are not considered as votes cast and therefore are not counted in respect of such matter. Similarly, with respect to failures to vote and broker non-votes in such matter, the shares are not considered as votes cast and therefore are not counted in respect of such matter. Abstentions from voting, failures to vote and broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such matter by reducing the total number of shares from which the majority is calculated.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of May 2, 2008 by (i) each person who, to the knowledge of the Company, was the beneficial owner of more than 5% of the outstanding common stock of the Company, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of the Company (“Finlay Jewelry” and together with the Company, “Finlay”), and (iv) all current directors and executive officers as a group. The Company owns all of the issued and outstanding capital stock of Finlay Jewelry.

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares	Percentage of Class
Charles E. McCarthy(2)	1,581,511	17.1%
Prides Capital Partners, L.L.C.(3)	1,581,511	17.1%
Wells Fargo & Company(4)	1,179,990	12.8%
Dimensional Fund Advisors LLC(5)	693,499	7.5%
Phoenix Investment Adviser LLC(6)	473,648	5.1%
Arthur E. Reiner(1)(7)	465,047	4.9%
David B. Cornstein(1)(8)	415,483	4.5%
Joseph M. Melvin(1)(9)	122,341	1.3%
Leslie A. Philip(1)(10)	120,664	1.3%
Edward J. Stein(1)(11)	94,636	1.0%
Norman S. Matthews(1)(12)	74,602	*
Bruce E. Zurlnick(1)(13)	69,379	*
Thomas M. Murnane(1)(14)	41,588	*
Rohit M. Desai(1)(15)	30,919	*
Ellen R. Levine(1)(16)	12,922	*
Louis Lipschitz(17)	11,557	*
All directors and executive officers as a group (13 persons)(18)	3,081,567	30.8%

*	Less than one percent.
(1)	Based on 9,315,201 shares outstanding on May 2, 2008. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 2, 2008 upon the exercise of options, vesting of restricted stock awards and vesting of matching restricted stock units (“RSUs”). Each beneficial owner’s percentage ownership is determined by assuming that options, restricted stock and matching RSUs that are held by such person and which are exercisable or become vested within 60 days of May 2, 2008 have been exercised or have become vested. Except as noted below, and except with respect to outstanding shares of restricted stock with respect to which the beneficial owner does not currently have investment power, each beneficial owner has sole voting power and sole investment power. The address for the beneficial owners named in the table, unless specified otherwise in a subsequent footnote, is c/o the Company, 529 Fifth Avenue, New York, New York 10017.
(2)	As a controlling shareholder of Prides Capital Partners, L.L.C., Mr. McCarthy is deemed to beneficially own the shares beneficially owned by Prides Capital Partners, L.L.C. Mr. McCarthy shares voting and investment control over these shares with the other controlling shareholders of Prides Capital Partners, L.L.C. Includes 9,321 participant and vested matching RSUs and excludes 6,025 matching RSUs, which are not yet vested.
(3)	According to Amendment No. 5, filed July 27, 2006, to a Schedule 13D dated April 18, 2006, as amended, filed with the Securities and Exchange Commission (the “Commission”) by Prides Capital Partners, L.L.C., these shares represent shares reported as beneficially owned by Prides Capital Partners, L.L.C., which has sole voting and investment power over these shares. Prides Capital Partners, L.L.C. is the general partner of Prides Capital Fund L.P., which directly owns all of the shares of common stock set forth in the table except for the 9,321 participant and vested matching RSUs owned directly by Company director Charles E. McCarthy. Additionally, as the controlling shareholders of Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu, may also be deemed to beneficially own these shares. The address for Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy, and Christian Puscasiu is 200 High Street, Ste. 700, Boston, Massachusetts 02110.
(4)	According to Amendment No. 6, filed January 25, 2008, to a Schedule 13G dated January 23, 2004, as amended, filed with the Commission by Wells Fargo & Company on behalf of itself and Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association, Wells Fargo & Company has sole power to vote 1,177,435 shares and sole power to dispose of 1,131,990 shares and Wells Capital Management Incorporated has sole power to vote 1,060,035 shares and sole power to dispose of 1,131,990 shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104 and the address for Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, California 94105.
(5)	According to Amendment No. 3, filed February 6, 2008, to a Schedule 13G dated February 9, 2005, as amended, filed with the Commission by Dimensional Fund Advisors LP (“Dimensional”), Dimensional may be deemed to beneficially own, have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the 693,499 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the investment companies, trusts and accounts are the “Funds”). In its role as investment advisor or manager, Dimensional may be deemed to be a beneficial owner of the 693,499 shares and possesses sole investment and/or sole voting power over the 693,499 shares owned directly by the Funds. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(6)	According to Schedule 13G filed October 12, 2007 with the Commission by Jeffrey Peskind, Phoenix Investment Adviser LLC and JLP Credit Opportunity Master Fund Ltd. (the “Fund”), Jeffrey Peskind has shared power to vote 473,648 shares and shared power to dispose of 473,648 shares, Phoenix Investment Adviser LLC has shared power to vote 473,648 shares and shared power to dispose of 473,648 shares, and the Fund has shared power to vote 465,148 shares and shared power to dispose of 465,148 shares. Jeffrey Peskind serves as portfolio manager for the Fund and as managing director of Phoenix Investment Adviser LLC, which serves as investment manager of the Fund. The address of the Fund is c/o Walkers SPV Limited, Walkers House, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands and the address for Jeffrey Peskind and Phoenix Investment Adviser LLC is The Graybar Building, 420 Lexington Avenue, Suite 2225, New York, New York 10170.
(7)	Includes options to acquire an aggregate of 160,000 shares of common stock having exercise prices ranging from $7.05 to $12.75 per share. Also includes 58,143 participant RSUs and excludes 58,143 matching RSUs, which are not yet vested.
(8)	Includes 355,900 shares pledged by Mr. Cornstein as collateral for a loan. Also includes 8,033 participant and vested matching RSUs and excludes 6,025 matching RSUs, which are not yet vested.
(9)	Includes options to acquire an aggregate of 77,000 shares of common stock having exercise prices ranging from $7.05 to $24.3125 per share. Also includes 15,692 participant RSUs and excludes 15,692 matching RSUs, which are not yet vested.
(10)	Includes options to acquire an aggregate of 90,000 shares of common stock having exercise prices ranging from $7.05 to $12.75 per share. Also includes 3,785 participant RSUs and excludes 3,785 matching RSUs, which are not yet vested.
(11)	Includes options to acquire an aggregate of 55,000 shares of common stock having exercise prices ranging from $7.05 to $13.4219 per share. Also includes 16,386 participant RSUs and excludes 16,386 matching RSUs, which are not yet vested.
(12)	Includes options to acquire an aggregate of 20,000 shares of common stock having exercise prices ranging from $9.85 to $12.75 per share. Also includes 22,982 participant and vested matching RSUs and excludes 2,946 matching RSUs, which are not yet vested.
(13)	Includes options to acquire an aggregate of 35,000 shares of common stock having exercise prices ranging from $7.05 to $13.5625 per share. Also includes 15,594 participant and vested matching RSUs and excludes 10,760 matching RSUs, which are not yet vested.

(14)	Includes options to acquire an aggregate of 5,000 shares of common stock having an exercise price of $12.939 per share. Also includes 21,122 participant and vested matching RSUs and excludes 6,748 matching RSUs, which are not yet vested.
(15)	Includes options to acquire an aggregate of 5,000 shares of common stock having an exercise price of $15.877 per share. Also includes 21,237 participant and vested matching RSUs and excludes 6,025 matching RSUs, which are not yet vested.
(16)	Includes 9,500 participant and vested matching RSUs and excludes 2,630 matching RSUs, which are not yet vested.
(17)	Includes 11,557 participant and vested matching RSUs and excludes 7,471 matching RSUs, which are not yet vested.
(18)	Includes 14,636 shares of common stock owned by Joyce Manning Magrini, Executive Vice President-Administration of Finlay Jewelry, 500 of which Ms. Magrini owns jointly with her spouse, and options to acquire 15,000 shares of common stock having exercise prices ranging from $7.05 to $12.75 per share, and 11,282 participant RSUs and excludes 11,282 matching RSUs, which are not yet vested. Includes options to acquire an aggregate of 462,000 shares of common stock having exercise prices ranging from $7.05 to $24.3125 per share. Also includes an aggregate of 224,634 participant and vested matching RSUs and excludes an aggregate of 153,918 matching RSUs, which are not yet vested.

The Company’s fiscal year ends on the Saturday closest to January 31. References herein to 2008, 2007, 2006, 2005, 2004 and 2003 relate to the fiscal years ending or ended on January 31, 2009, February 2, 2008, February 3, 2007, January 28, 2006, January 29, 2005 and January 31, 2004, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of such reports. Based solely on its review of the copies of such forms furnished to the Company and written representations from the Company’s directors and officers that no other reports were required, the Company believes that during fiscal 2007 all of the reporting persons complied with their Section 16(a) filing obligations, except that Mr. Reiner filed one Form 4 six days late to report the surrender of shares to satisfy his tax withholding in connection with the vesting of restricted stock granted to him in August 2003.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors, which shall constitute the full Board of Directors, may be fixed by the Board of Directors from time to time. The Board of Directors currently consists of eight members. The term of the Class I directors expires at the Annual Meeting. The Board of Directors has nominated Rohit M. Desai, Louis Lipschitz and Thomas M. Murnane to serve as Class I directors for the three-year term that expires in 2011. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of Messrs. Desai, Lipschitz and Murnane to serve as Class I directors for the three-year term that expires in 2011.

Information Regarding Directors

Information regarding each of the nominees is set forth below:

Name	Principal Occupation	Age	Director Since	Year of Annual Meeting at Which Term Will Expire
Class I Nominees
Rohit M. Desai	Chairman and President of Desai Capital Management Incorporated	69	1993	2011
Louis Lipschitz	Business Advisor	63	2006	2011
Thomas M. Murnane	Business Advisor	61	2002	2011

The following persons will continue to serve as directors after the meeting:

Class II Directors
David B. Cornstein	Chairman Emeritus of the Company and Principal, Pinnacle Advisors Limited	69	1988	2009
Arthur E. Reiner	Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry	67	1995	2009
Class III Directors
Ellen R. Levine	Editorial Director, Hearst Magazines	64	2004	2010
Norman S. Matthews	Retail Consultant	75	1993	2010
Charles E. McCarthy	Founder, Prides Capital Partners, L.L.C.	39	2006	2010

DIRECTORS

Rohit M. Desai has been a director of the Company and Finlay Jewelry since May 1993. Mr. Desai is the founder of and, since its formation in 1984, has been Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm in New York which managed the assets of various institutional clients. Since its inception, it has sponsored four institutional investment partnerships, each with committed capital of between $325 million and $410 million. All of these partnerships have now successfully completed their investment programs. Mr. Desai also serves as a director of Atlas Acquisition Holdings Corp. and Alphatec Holdings, Inc.

Louis Lipschitz was appointed as a director of the Company and Finlay Jewelry in December 2006. Mr. Lipschitz retired from his position as Executive Vice President and Chief Financial Officer of Toys “R” Us, Inc. in March 2004. He had served in such position since 1996. He currently serves on the boards of Forward Industries, Inc., Majesco Entertainment Company and New York & Company, Inc.

Thomas M. Murnane has served as a director of the Company and Finlay Jewelry since December 2002. Mr. Murnane is a retired partner of PricewaterhouseCoopers, LLP, who served in various capacities during his tenure with that firm since 1980, including Director of the firm’s Retail Strategy Consulting Practice, Director of Overall Strategy Consulting for the East Region of the United States, and Global Director of Marketing and Brand Management for PwC Consulting. Mr. Murnane is currently a co-principal and co-owner of ARC Business Advisors, a privately-held, boutique consulting firm. He is also a director of The Pantry, Inc., Captaris, Inc. and Pacific Sunwear of California, Inc.

David B. Cornstein has been Chairman Emeritus of the Company since his retirement from day-to-day involvement with the Company effective January 31, 1999. He served as Chairman of the Company from May 1993 until his retirement, and has been a director of the Company and Finlay Jewelry since their inception in December 1988. Mr. Cornstein is a Principal of Pinnacle Advisors Limited. From December 1988 to January 1996, Mr. Cornstein was President and Chief Executive Officer of the Company. From December 1985 to December 1988, Mr. Cornstein was President, Chief Executive Officer and a director of a predecessor of the Company. He is also a director of Circa, Inc.

Arthur E. Reiner became Chairman of the Company effective February 1, 1999 and, from January 1995 to such date, served as Vice Chairman of the Company. Mr. Reiner has also served as President and Chief Executive Officer of the Company since January 30, 1996 and as Chairman of the Board and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Prior to joining Finlay, Mr. Reiner had spent over 30 years with the Macy’s organization. From February 1992 to October 1994, Mr. Reiner was Chairman and Chief Executive Officer of Macy’s East, a subsidiary of Macy’s. From 1988 to 1992, Mr. Reiner was Chairman and Chief Executive Officer of Macy’s Northeast, which was combined with Macy’s Atlanta division to form Macy’s East in 1992. Mr. Reiner is also a director of New York & Company, Inc.

Ellen R. Levine was appointed as a director of the Company and Finlay Jewelry in January 2004. Ms. Levine was Editor-in-Chief of Good Housekeeping from 1994 until her promotion to Editorial Director of Hearst Magazines in 2006. Ms. Levine also served as Editor-in-Chief of two other major women’s magazines from 1982 to 1994. She is also a director of Gaylord Entertainment Company.

Norman S. Matthews has been a director of the Company and Finlay Jewelry since July 1993. Mr. Matthews has been a retail consultant based in New York for more than the past five years. Mr. Matthews served as Vice Chairman and then President of Federated Department Stores from 1983 to 1988. He is also a director of The Progressive Corporation and Henry Schein, Inc.

Charles E. McCarthy was appointed as a director of the Company and Finlay Jewelry in November 2006. Mr. McCarthy is a controlling shareholder of Prides Capital, LLC, which indirectly beneficially owns approximately 17% of the Company’s common stock and which he co-founded in 2004. Immediately prior to founding Prides Capital, Mr. McCarthy was a Senior Vice President at Putnam Investments from 1997 to March 2004, where he was head of high yield trading and an analyst covering the gaming, lodging, homebuilding and leisure sector. He is also a director of Waste Services, Inc.

EXECUTIVE OFFICERS

Mr. Reiner (Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry), Joseph M. Melvin (Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry), Leslie A. Philip (Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry), Edward J. Stein (Senior Vice President and Director of Stores of Finlay Jewelry), Joyce Manning Magrini (Executive Vice-President — Administration of Finlay Jewelry) and Bruce E. Zurlnick (Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry) are the executive officers of the Company. Mr. Reiner is discussed above under “Directors.”

Joseph M. Melvin, age 57, was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with The May Department Stores Company (“May Department Stores”), including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene’s (a division of May Department Stores).

Leslie A. Philip, age 61, has served as Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry since May 1997. From May 1995 to May 1997, Ms. Philip was Executive Vice President — Merchandising and Sales Promotion of Finlay Jewelry. From 1993 to May 1995, Ms. Philip was Senior Vice President–Advertising and Sales Promotion of R.H. Macy & Co., Inc. (“Macy’s”), and from 1988 to 1993, Ms. Philip was Senior Vice President — Merchandise — Fine Jewelry at Macy’s. Ms. Philip held various other positions at Macy’s from 1970 to 1988.

Edward J. Stein, age 63, has been Senior Vice President and Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President — Regional Supervisor of Finlay Jewelry, and occupied similar positions with Finlay’s predecessors from 1983 to December 1988. Mr. Stein held various other positions at Finlay from 1965 to 1983. Mr. Stein will retire on June 23, 2008.

Joyce Manning Magrini, age 53, has been Executive Vice President — Administration of Finlay Jewelry since June 2005. From March 1999 to June 2005, Ms. Magrini was Senior Vice President of Human Resources of Finlay Jewelry and from January 1995 to February 1999, Ms. Magrini was Vice President of Human Resources. Ms. Magrini held various human resources and customer service positions at Macy’s from June 1978 through December 1994.

Bruce E. Zurlnick, age 56, has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry since January 2000. From June 1990 to December 1999, he was Treasurer of the Company and Vice President and Treasurer of Finlay Jewelry, and from December 1978 through May 1990, he held various finance and accounting positions with Finlay’s predecessors.

CORPORATE GOVERNANCE, BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company’s business is managed under the direction of the Board of Directors. The Board is dedicated to having sound corporate governance principles. The Company’s Codes of Ethics are applicable to all employees, officers and directors and are readily accessible at www.finlayenterprises.com, the Company’s Web site, under the heading “Governance.” In addition, in May 2003, the Company adopted procedures to respond to complaints, both internal and external. In accordance therewith, all complaints are regularly brought to the attention of the Company’s Audit Committee.

The following directors of the Company have been determined by the Board of Directors to be independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”): David B. Cornstein, Rohit M. Desai, Ellen R. Levine, Louis Lipschitz, Norman S. Matthews, Charles E. McCarthy and Thomas M. Murnane.

The Board of Directors has standing Audit, Compensation and Nominating & Corporate Governance Committees. No director who serves on those committees is an officer or employee of the Company or any of its subsidiaries.

The duties and responsibilities of the Audit Committee are described below under the caption “Report of the Audit Committee.” The Audit Committee met eight times during fiscal 2007. The current members of the Audit Committee are Mr. Lipschitz, its Chairman, and Messrs. Desai and Murnane, each of whom is independent under Nasdaq listing standards and Commission regulations applicable to audit committee members. The Company has determined that Mr. Lipschitz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal functions of the Compensation Committee are to review and approve the compensation of the executive officers of the Company and compensation arrangements for non-employee directors, and to make recommendations to the Board of Directors with respect to the Company’s incentive compensation plans and equity-based plans. The Compensation Committee also administers the Company’s incentive plans, including the Executive Deferred Compensation and Stock Purchase Plan (the “Executive Deferred Compensation Plan”) and the Director Deferred Compensation and Stock Purchase Plan (the “Director Deferred Compensation Plan”) approved by stockholders of the Company at the 2003 Annual Meeting. The Compensation Committee met three times during fiscal 2007. The current members of the Compensation Committee are Mr. Matthews, its Chairman, Ms. Levine and Mr. McCarthy, each of whom is independent under the Nasdaq listing standards applicable to compensation committee members.

The duties and responsibilities of the Nominating & Corporate Governance Committee are described below under the caption “Director Nominee Recommendations.” This Committee provides recommendations to the Board of Directors regarding nominees for director and membership on Board committees, and regarding corporate governance guidelines applicable to the Company. This Committee is also responsible for soliciting comments from the Company’s directors as to the performance of the Board of Directors. The Nominating & Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating & Corporate Governance Committee met twice during fiscal 2007. The current members of the

Nominating & Corporate Governance Committee are Mr. Murnane, its Chairman, and Messrs. Cornstein, Desai and Matthews, each of whom is independent under the Nasdaq listing standards applicable to nominating committee members.

The Board of Directors met six times during fiscal 2007. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof on which he or she served. The Company strongly encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the directors serving at the time of the Company’s last annual meeting of stockholders held on June 19, 2007 attended such annual meeting.

The charters of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, as well as the Company’s significant corporate governance guidelines, may be accessed on the Company’s Web site at www.finlayenterprises.com, under the heading “Governance.” In furtherance of the Board of Directors’ efforts to continually improve the Company’s corporate governance, each of these charters is reviewed annually.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. The Audit Committee does not provide any expert or special assurance as to Finlay’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information and the representations made by management and the independent registered public accountants. The Audit Committee has the sole authority to appoint and terminate the engagement of our independent registered public accounting firm, including the approval of non-audit services provided by, and fees paid to, the independent registered public accounting firm.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, our audited financial statements. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee periodically meets in executive session without Finlay’s management.

The Audit Committee has also discussed with the independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has also received from its independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has determined that the auditors are independent from Finlay and its management.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2008 (the “Form 10-K”), for filing with the Commission.

THE AUDIT COMMITTEE
Louis Lipschitz, Chairman
Rohit M. Desai
Thomas M. Murnane

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Eisner LLP (“Eisner”) audited the Company’s consolidated financial statements for the fiscal year ended February 2, 2008. Deloitte & Touche LLP (“Deloitte”) audited the Company’s consolidated financial statements for the fiscal year ended February 3, 2007. Deloitte did not audit Carlyle & Co. Jewelers (“Carlyle”), a wholly-owned subsidiary of Finlay Jewelry, and its opinion insofar as it related to those operations, was based solely on the report of the independent registered public accountants of those operations, Cherry, Bekaert and Holland LLP (“CB&H”). With respect to the year ended February 3, 2007, Deloitte and CB&H collectively were our independent registered public accountant.

Audit Fees.  Audit fees totaling $870,000 were billed by Eisner for professional services in connection with our annual audit and quarterly reviews of our financial statements as well as the audit of internal controls over financial reporting for the year ended February 2, 2008.

Audit fees totaling $1,065,000 were billed by Deloitte for professional services in connection with our annual audit and quarterly reviews of our financial statements as well as the audit of internal controls over financial reporting for the year ended February 3, 2007. The year ended February 3, 2007 includes fees billed by CB&H totaling $106,000 for professional services rendered for the audit of Carlyle’s annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended February 3, 2007 and the reviews of the financial statements included in our Forms 10-Q for 2006.

Audit-Related Fees.  Audit-related fees billed by Eisner for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and which are not included in the above caption “Audit Fees”, were $28,000 for the year ended February 2, 2008. In 2007, audit related services were performed by Eisner in connection with their audit of our 401(k) plan.

Audit-related fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and which are not included in the above caption “Audit Fees”, were $30,000 for the year ended February 3, 2007. In 2006, audit-related services were performed by Deloitte in connection with its audit of the Company’s 401(k) plan.

Tax Fees.  No fees were billed by Eisner for professional services rendered for tax compliance or tax advice for the fiscal year ended February 2, 2008. The aggregate fees billed by Deloitte for professional services rendered for tax compliance and tax advice for the fiscal year ended February 3, 2007 were $39,000.

All Other Fees.  No other fees were billed by Eisner, Deloitte or CB&H for the fiscal years ended February 2, 2008 or February 3, 2007.

The Audit Committee has established pre-approval policies and procedures pursuant to which the Audit Committee approved the foregoing audit, audit-related and permissible non-audit services provided by the independent registered public accountant in 2007 and 2006. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and permitted non-audit services performed by the independent registered public accounting firms to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee has delegated pre-approval authority in between scheduled Audit Committee meetings to Louis Lipschitz, Audit Committee Chairman. Any such pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibility to pre-approve services performed by the independent registered public accounting firm.

Representatives of Eisner LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

On April 27, 2007, Finlay dismissed Deloitte as Finlay’s independent registered public accounting firm. The decision to dismiss Deloitte was recommended and approved by the Audit Committee of Finlay’s Board of Directors. Deloitte’s audit reports on the Company’s consolidated financial statements and financial statement schedule and on Finlay Jewelry’s consolidated financial statements for each of the fiscal years ended February 3, 2007 and January 28, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

•	Deloitte’s audit reports on the Company’s consolidated financial statements and financial statement schedule and on Finlay Jewelry’s consolidated financial statements as of and for the year ended January 28, 2006 included the following statement: “We did not audit the financial statements of Carlyle & Co. Jewelers and its subsidiaries, (“Carlyle”), a wholly-owned subsidiary of the Company, which statements reflect total assets constituting 13.0% of consolidated total assets as of January 28, 2006 and total net sales constituting 7.0% of consolidated total net sales for the year ended January 28, 2006. Such financial statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Carlyle, is based solely on the report of such other auditors.”
•	Deloitte’s audit reports on the Company’s consolidated financial statements and financial statement schedule and on Finlay Jewelry’s consolidated financial statements as of and for the year ended February 3, 2007 included the following statement: “We did not audit the financial statements of Carlyle & Co. Jewelers (a wholly-owned subsidiary of Finlay Fine Jewelry Corporation), which statements reflect total assets constituting $75,634,000 and $62,323,000 of consolidated total assets as of February 3, 2007 and January 28, 2006, respectively, and total net sales constituting $101,572,000 and $69,490,000 of consolidated total net sales for the years ended February 3, 2007 and January 28, 2006, respectively. Such financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Carlyle & Co. Jewelers, is based solely on the report of such other auditors.”

During Finlay’s fiscal years ended February 3, 2007 and January 28, 2006, and from February 3, 2007 through April 27, 2007, there was no disagreement between Finlay and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on Finlay’s consolidated financial statements for such fiscal years.

During Finlay’s fiscal years ended February 3, 2007 and January 28, 2006, and from February 3, 2007 through April 27, 2007, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the Commission, except that on April 26, 2006, Deloitte and Finlay management advised Finlay’s Audit Committee of a material weakness in internal control over financial reporting as of January 28, 2006. As previously disclosed in Item 9A of Finlay’s Annual Reports on Form 10-K for the fiscal year ended January 28, 2006, the Company and Finlay Jewelry each concluded that it had a material weakness in its internal control over financial reporting. During the year ended January 28, 2006, an error was made in the classification of the payment of Carlyle debt assumed upon acquisition as a component of cash flows from operating activities rather than as a component of cash flows from financing activities on the consolidated statements of cash flows. This misclassification had no impact on the increase (decrease) in cash and cash equivalents for the period. This misclassification was corrected and was reflected properly in the consolidated statements of cash flows for the year ended January 28, 2006 in Finlay’s Form 10-K filings. The correction of this misstatement resulted in the restatement of the consolidated statements of cash flows for the thirteen weeks and twenty-six weeks ended July 30, 2005 and thirty-nine weeks ended October 29, 2005 to reflect the repayment of the debt in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 95, “Statement of Cash Flows” as cash used in financing activities rather than operating activities. Finlay corrected this in its Form 10-Q filings for the second and third quarters of fiscal 2006. As a result, Finlay’s controls related to the review, monitoring and analysis of the consolidated statements of cash flows to determine that transactions were appropriately classified in accordance with SFAS No. 95, “Statement of Cash Flows” did not operate effectively. Finlay subsequently implemented enhancements to its internal control over financial reporting to provide reasonable assurance that errors and control deficiencies in its consolidated statements of cash flows would not recur. These enhancements included improving Finlay’s review and oversight process relating to internal controls over the consolidated statements of cash flows. Finlay’s Audit Committee discussed this material weakness with Deloitte. Finlay has authorized Deloitte to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness. For Finlay’s fiscal year ended February 3, 2007, no material weakness in internal control over financial reporting was identified.

As set forth in the Company’s Form 8-K/A dated April 27, 2007, Finlay requested that Deloitte furnish Finlay with a letter addressed to the Commission stating whether or not Deloitte agreed with the statements made above. A copy of this letter was attached as Exhibit 16.1 to the Company’s Form 8-K/A.

On April 27, 2007, Finlay engaged Eisner, effective immediately, as Finlay’s new independent registered public accounting firm for the fiscal year ending February 2, 2008. The engagement of Eisner was approved by the Audit Committee of Finlay’s Board of Directors. During Finlay’s fiscal years ended February 3, 2007 and January 28, 2006, and from February 3, 2007 through April 27, 2007, Finlay did not consult with Eisner regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Finlay’s consolidated financial statements or regarding the reportable event discussed above.

The engagement of Deloitte discussed above excluded the audits of Carlyle. Finlay had separately engaged CB&H as the independent registered public accounting firm to audit Carlyle and provide reports on which Deloitte expressed reliance in its audit reports on the Company’s consolidated financial statements and financial statement schedule and on Finlay Jewelry’s consolidated financial statements. In connection with Finlay’s engagement of Eisner as of April 27, 2007, Finlay also dismissed CB&H, effective May 2, 2007.

CB&H’s audit reports on Carlyle’s financial statements for each of the fiscal years ended February 3, 2007 and January 28, 2006, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Finlay’s fiscal years ended February 3, 2007 and January 28, 2006, and from February 3, 2007 through May 2, 2007, there was no disagreement between Finlay or Carlyle and CB&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of CB&H, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on Carlyle’s financial statements for such fiscal years. During Finlay’s fiscal years ended February 3, 2007 and January 28, 2006, and from February 3, 2007 through May 2, 2007, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the Commission. The decision to dismiss CB&H was recommended and approved by the Audit Committee of Finlay’s Board of Directors.

As set forth in the Company’s Form 8-K/A, Finlay requested that CB&H furnish Finlay with a letter addressed to the Commission stating whether or not CB&H agreed with the statements made above. A copy of this letter was attached as Exhibit 16.2 to Company’s Form 8-K/A.

DIRECTOR NOMINEE RECOMMENDATIONS

The Nominating & Corporate Governance Committee (the “N&CG Committee”) is responsible for making recommendations to the Board of Directors with respect to the qualifications and skills of non-management directors. In addition to considering any requirements imposed by applicable laws, the Commission or Nasdaq, the N&CG Committee reviews each candidate’s reputation for integrity and good judgment, business experience, areas of expertise and skills so as to create a strong and effective Board of Directors comprised of individuals with diverse talents, backgrounds and perspectives.

The N&CG Committee considers recommendations for director nominees from a wide variety of sources. Stockholder recommendations for director nominees that are properly received in accordance with the Company’s By-laws and applicable rules and regulations of the Commission are also considered. The N&CG Committee will apply the same process for evaluating all candidates recommended, regardless of the source of recommendation.

Stockholders may propose candidates at any time, but to be considered by the N&CG Committee for the Company’s Annual Meeting of Stockholders (held in June of each year), the recommendation must be received on or before the January 31 immediately preceding such meeting. Any such recommendation should be made in writing and submitted to:

Nominating & Corporate Governance
Committee Chairman
c/o Finlay Enterprises, Inc.
529 Fifth Avenue
New York, New York 10017
Attn:  Corporate Secretary

Stockholder recommendations of director candidates should include:

(1)	The name, address(es) and telephone number(s) of the recommending stockholder;
(2)	Evidence of the number of shares of the Company’s common stock held by the recommending stockholder and a statement that the recommending stockholder is entitled to vote at the annual meeting;
(3)	The candidate’s full name, address(es) and telephone number(s);
(4)	A statement of (a) the candidate’s qualifications and qualities including the candidate’s past business experience and education, (b) whether the candidate has ever been the subject of a criminal investigation, (c) whether the candidate has ever been involved in litigation against the Company, (d) whether the candidate meets the independence requirements set forth by the Commission and Nasdaq, (e) the candidate’s references and (f) all agreements or understandings between the stockholder and the candidate; and
(5)	A written consent signed by the candidate to being considered as a candidate and named in the proxy statement as a nominee if nominated, and agreeing to serve as a director if elected.

DIRECTOR NOMINATIONS BY STOCKHOLDERS

The By-laws of the Company provide that any stockholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors. For the 2009 Annual Meeting, notice of the nomination must be received on or before March 28, 2009. A notice of nomination must be made in writing and submitted to:

Nominating & Corporate Governance
Committee Chairman
c/o Finlay Enterprises, Inc.
529 Fifth Avenue
New York, New York 10017
Attn:  Corporate Secretary

While the nominating stockholder may include any information that the stockholder deems relevant, in the event of a failure to submit all of the following information by the deadline stated above, the chairman of the annual meeting may, in his discretion, reject the proposed nomination as out of order:

(1)	The name, address(es) and telephone number(s) of the nominating stockholder;
(2)	Evidence of the number of shares of the Company’s common stock held by the nominating stockholder and a statement that the nominating stockholder is entitled to vote at the meeting and intends to appear in person or by proxy thereat to nominate the nominee;
(3)	The nominee’s full name, address(es) and telephone number(s);
(4)	A statement of (a) the nominee’s qualifications and qualities including the nominee’s past business experience and education, (b) whether the nominee has ever been the subject of a criminal investigation, (c) whether the nominee has ever been involved in litigation against the Company, (d) whether the nominee meets the independence requirements set forth by the Commission and Nasdaq, (e) the nominee’s references and (f) all agreements or understandings between the stockholder and the nominee; and
(5)	A written consent signed by the nominee agreeing to serve as a director if elected.

DIRECTOR COMPENSATION
FISCAL YEAR ENDED FEBRUARY 2, 2008

The table below provides compensation information for the year ended February 2, 2008 for each non-employee member of the Company’s Board of Directors.

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David B. Cornstein	$32,500	$9,377	—	—	—	—	$41,877
Rohit M. Desai	32,500	24,800	—	—	—	—	57,300
Ellen R. Levine	31,500	15,628	—	—	—	—	47,128
Louis Lipschitz	43,000	19,375	—	—	—	—	62,375
Charles E. McCarthy	33,900	15,628	—	—	—	—	49,528
Norman S. Matthews(2)	62,500	27,745	—	—	—	—	90,245
Thomas M. Murnane	40,896	27,767	—	—	—	—	68,663
John D. Kerin	—	—	—	—	—	—	—

(1)	Mr. Arthur E. Reiner, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry, is not included in this table as he is an employee of Finlay and thus receives no compensation for his service as a director on the Company’s Board. The compensation received by Mr. Reiner as an employee is shown in the Summary Compensation Table.
(2)	Mr. Matthews was appointed Independent Lead Director of the Company’s Board of Directors on February 27, 2007 and beginning in 2007 receives an additional $25,000 per year.
(3)	During 2007, the directors deferred the following fees into the Director Deferred Compensation Plan: Mr. Cornstein: $25,000; Mr. Desai: $25,000; Ms. Levine: $25,000; Mr. Lipschitz: $31,000; Mr. McCarthy: $25,000; Mr. Matthews: $28,000; and Mr. Murnane: $28,000. In each case the grant date fair value of the matching RSUs awarded to each director equaled the amount of the fees the director deferred.
(4)	The amounts in this column reflect the compensation costs of matching RSUs granted under the Company’s Long Term Incentive Plan (adopted in 1993) (the “1993 Plan”), the Company’s 1997 Long Term Incentive Plan (the “1997 Plan”) and/or the Company’s 2007 Long Term Incentive Plan (the “2007 Plan”) for financial reporting purposes for 2007 under SFAS 123(R), and thus may include amounts from awards granted in and prior to the 2007 fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not reflect compensation actually received by the director. See Note 11, “Stock-Based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the assumptions made in determining SFAS 123(R) values.
(5)	As of February 2, 2008, each non-employee director held the following RSUs: Mr. Cornstein: 3,634 vested and 3,634 unvested; Mr. Desai: 16,194 vested and 4,278 unvested; Ms. Levine: 8,592 vested and 4,278 unvested; Mr. Lipschitz: 5,304 vested and 5,304 unvested; Mr. Matthews: 21,137 vested and 4,791 unvested; Mr. McCarthy: 4,278 vested and 4,278 unvested; and Mr. Murnane: 16,305 vested and 4,791 unvested. In addition, Mr. Kerin, who resigned from the Company’s Board of Directors in 2007 held 3,085 vested RSUs as of February 2, 2008.

In accordance with its charter, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors, compensation arrangements for non-employee directors. With the exception of Mr. Cornstein, the current compensation arrangement as described below for our independent directors, has been in effect since May 2003.

Directors who are also employees, receive no additional compensation for serving as members of the Board.

For serving as a director of the Company and Finlay Jewelry during 2007, each non-employee director received aggregate compensation at the rate of $25,000 per year plus $1,000 for each meeting of the Board and each committee meeting attended in person, and $500 for each meeting attended by conference telephone call, with the Chairman of the Audit Committee receiving an additional annual fee of $6,000 and the

Chairman for the Compensation and N&GC Committees receiving an additional annual fee of $3,000 each. Beginning in 2007, Mr. Matthews, as Lead Independent Director, receives an additional annual fee of $25,000.

Non-employee directors of the Company and Finlay Jewelry will receive compensation for board service under the same arrangements for 2008.

Since August 2003, each non-employee director has been allowed to elect, under the Company’s Director Deferred Compensation Plan, to defer 100% of his or her eligible director fees (which are annual retainer fees plus any annual fees received by a participant for services as chairperson of any committee of the Board of Directors, other than the Lead Independent Director’s annual fee) that would otherwise be paid in cash, and receive RSUs. As with the Executive Deferred Compensation Plan described in the Executive Compensation discussion below, two types of RSUs are awarded under the Director Deferred Compensation Plan: (i) participant RSUs received in lieu of eligible director fees, and (ii) matching RSUs, where the Company credits the participant director’s plan account with one matching RSU for each participant RSU that the director elects to purchase. While participant RSUs are fully vested at all times, matching RSUs are subject to vesting and forfeiture as more fully described below. Participant RSUs are credited to a participant’s account on the first business day of each quarter in an amount equal to: (i) 100% of the participant’s eligible director fees divided by (ii) the fair market value of one share of Company common stock on the award date (with fair market value defined in the plan as the volume-weighted average trading price of a share of common stock on Nasdaq for such date or, if there is no sale on that date, then on the last preceding date on which a sale was reported).

An RSU is a unit of measurement equivalent to one share of our common stock, but with none of the attendant rights of a stockholder of a share of common stock. At the time of distribution under the Director Deferred Compensation Plan, RSUs are converted into actual shares of common stock of the Company. Subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for each participant RSU, a participant will receive one share of common stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of the participant’s termination of service as a director or the expiration of the deferral period elected by the participant (i.e., three, five or seven years after an award date, or as extended or terminated early in accordance with the plan). Participant RSUs are fully vested at all times. For each vested matching RSU, a participant will receive one share of common stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of the participant’s termination of service as a director or the expiration of the deferral period elected by the participant, provided that if a participant’s service as a director is terminated for any reason other than due to death, “disability,” or a “change of control” or a termination of the plan, each vested matching RSU in a participant’s account will be distributed 12 months after such termination. Matching RSUs under the Director Deferred Compensation Plan vest on the one year anniversary of the award date, provided the participant continuously serves as a director of the Company from the award date through the applicable vesting date. In the event a participant’s service as a director is terminated for any reason other than death, “disability” or “change in control” (as each such term is defined in the plan) all unvested matching RSUs are forfeited. Upon a participant’s death, “disability” or “change in control,” all unvested matching RSUs become 100% vested.

If a participant engages in “detrimental activity” (as defined in the plan) while serving as a director or during a period of one year following the date the participant ceases to serve as a director: (i) the participant will forfeit vested and unvested matching RSUs to the extent not yet distributed to the participant, and (ii) the Company may recover from such participant, the value of any shares of common stock that were distributed under the plan attributable to such matching RSUs, valued at the greater of the fair market value on the date the participant received the distribution under the plan or the date that the participant engaged in detrimental activity.

The shares issued upon distribution of RSUs under the Director Deferred Compensation Plan are provided by the 2007 Plan. Due to an insufficient number of shares available for awards under the 2007 Plan, the directors who elected to defer their director fees for fiscal 2008 were credited with approximately 90% of the RSUs to which they were entitled in connection with the deferral of their second quarter 2008 director fees. The Company intends to credit these directors’ accounts under the Director Deferred Compensation Plan with the remaining approximately 10% of such RSUs if and when adequate shares become available under the

2007 Plan either through the forfeiture of currently outstanding awards or stockholder approval of additional shares with respect to the plan. The crediting of RSUs in connection with the directors’ deferrals of their third and fourth quarter director fees, and any deferrals in future fiscal years, is subject to additional shares becoming available under the 2007 Plan.

EXECUTIVE COMPENSATION

For purposes of this Executive Compensation discussion and the related executive compensation tables following, references to the “Board of Directors” refer to the Company’s Board of Directors, and references to “we,” “us” and “our” refer to the Company and Finlay Jewelry collectively.

General

Compensation policies for our senior officers are overseen by the Company’s Compensation Committee (referred to as the “Committee” for purposes of this Executive Compensation discussion). The principal functions of the Committee are to review and approve the compensation of our senior officers, based on formal performance evaluations, and review and recommend to the Board of Directors the compensation for non-employee directors. The Committee also makes recommendations to the Board of Directors with respect to targets and awards under our incentive compensation plans and equity-based plans. Except with respect to our incentive compensation and equity-based plans for which the Committee makes recommendations for approval by the Board of Directors, the Committee makes all executive compensation determinations which it then reports to the full Board of Directors for ratification.

The members of the Committee are appointed by the Board of Directors upon the recommendation of the N&GC Committee. In addition to being independent under Nasdaq listing standards, each Committee member is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m)(4)(C) of the Code. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our Web site, www.finlayenterprises.com, under “Governance”. While the charter permits the Committee to engage the services of a compensation consultant with respect to executive and/or director compensation matters, the Committee decided not to retain a consultant for 2007 and does not currently plan to engage one for 2008.

Compensation Committee Process

As noted above, the Committee retains the authority to determine senior officer compensation. In the course of administering the Company’s executive compensation programs, the Committee does, however, routinely seek the recommendations and assistance of the Company’s management in gathering relevant compensation information and preparing individual performance assessments. The Committee also requests that management provide various coordination and administrative services, such as scheduling meetings and distributing meeting materials. The Chief Executive Officer, General Counsel and Executive Vice President-Administration attend and participate in every Committee meeting, although no senior officer is present when the Committee is deliberating with respect to his or her own compensation. The Chief Executive Officer participates fully with the Committee in assessing the performance of the senior officers and in making recommendations on the level of compensation for each pay component. However, the Chief Executive Officer is not present for any discussions concerning his own compensation.

The compensation of the Company’s Chief Executive Officer is fixed by his employment agreement. For the compensation of the remaining senior officers, the Chief Executive Officer and Executive Vice President-Administration make recommendations to the Committee that generally, after discussion, are approved with minor adjustments. With respect to equity compensation awards, the Committee makes equity grants, generally based upon guidance from the Chief Executive Officer. However, in September 2003, the Committee delegated authority to the Chief Executive Officer to grant at his discretion, on an annual basis, equity awards under the Company’s stock incentive plans for up to 15,000 shares in the aggregate. The Chief Executive Officer has not exercised this delegated authority to date, and all equity awards have been granted solely by the Committee.

Executive Compensation Philosophy

Our executive compensation program is designed to incentivize our senior officers to achieve our financial and operational goals and focus on important business initiatives by linking a substantial portion of their compensation with our overall performance, and provide a competitive level of compensation and benefits necessary to attract and retain qualified executives.

Our current executive compensation program is a mix of short-term and long term incentives and consists of base salary, the potential for annual cash incentive compensation in the form of performance bonuses, the potential for long term incentive compensation in the form of stock options and restricted stock grants, the ability to participate in the Executive Deferred Compensation Plan, and limited supplemental executive benefits. The Chief Executive Officer’s compensation mix is established by his employment agreement.

We believe our total compensation is competitive with the compensation paid by our competitors, but due to the limited liquidity of our common stock, base salary and cash incentive compensation may represent a higher percentage of total compensation for our executive officers than is the case with our competitors.

Compensation of Chief Executive Officer

Mr. Reiner’s compensation is governed by the terms of his employment agreement dated as of January 30, 2005 and amended March 11, 2008 and April 25, 2008. The term of that agreement is January 30, 2005 to January 31, 2009, unless earlier terminated in accordance with its provisions. His employment agreement provides for the payment of a minimum annual base salary of $1,005,000 and an annual award of time-vesting restricted stock in an amount equal to $500,000, which may, at the discretion of the Compensation Committee, be paid in cash. In addition, Mr. Reiner is entitled to receive a cash bonus (“Cash Incentive Compensation”) and nonrestricted stock (“Stock Incentive Compensation” and collectively with the Cash Incentive Compensation, the “Incentive Compensation”) based on the attainment of financial objectives approved by the Committee and ratified by the Board of Directors.

SUMMARY COMPENSATION TABLE
FISCAL YEAR ENDED FEBRUARY 2, 2008

The table below summarizes the total compensation paid to or earned by each of our Chief Executive Officer and the four other most highly compensated executive officers of the Company and Finlay Jewelry (the “named executive officers”) for the fiscal years ended February 2, 2008 and February 3, 2007, as follows:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)(7)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Arthur E. Reiner Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry	2007	$1,005,000	$500,000	(2)	$451,393	—	—	—	$83,396	$2,039,789
	2006	1,005,000	200,000	(3)	472,391	$28,800	$1,039,840	—	86,289	2,832,320

Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry	2007	310,000	—		57,540	1,986	—	—	12,052	381,578
	2006	310,000	—		63,250	7,200	192,448	—	12,267	585,165

Joseph M. Melvin Executive Vice President, and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry	2007	452,056	—		95,762	3,575	—	—	12,052	563,445
	2006	452,056	—		108,440	12,960	280,636	—	13,347	867,439

Leslie A. Philip Executive Vice President, and Chief Merchandising Officer of the Company and Finlay Jewelry	2007	471,690	—		79,797	3,575	—	—	13,294	568,356
	2006	471,690	—		110,639	14,400	292,825	—	14,589	904,143

Edward J. Stein Senior Vice President and Director of Stores of Finlay Jewelry	2007	390,056	—		79,890	1,192	—	—	13,294	484,432
	2006	390,056	—		82,589	7,200	242,147	—	122,639	844,631

(1)	Annual cash bonuses earned under the Company’s Cash Bonus Plan are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	This amount represents the cash payment to Mr. Reiner in February 2008 of his Restricted Stock Time-Based Bonus award for 2007 pursuant to the terms of his employment agreement, as modified by the agreement to pay this equity award in cash for 2007.
(3)	This amount represents the cash payment to Mr. Reiner in April 2007 of his Stock Incentive Compensation award for 2006 pursuant to the terms of his employment agreement, as modified by the agreement to pay this equity award in cash for 2006.
(4)	The amounts in this column reflect the compensation costs of restricted stock and matching RSUs granted under the 1993 Plan, 1997 Plan or 2007 Plan for financial reporting purposes for 2007 and 2006, respectively, under SFAS 123(R), and thus may include amounts from awards granted in and prior to the respective fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not reflect compensation actually received by the named executive officer. See Note 11, “Stock-Based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the assumptions made in determining SFAS 123(R) values.

(5)	The amounts in this column reflect the compensation cost of stock options granted under the 1993 Plan, 1997 Plan or 2007 Plan for financial reporting purposes for 2007 and 2006, respectively, under SFAS 123(R), and thus may include amounts from awards granted in and prior to the respective fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not reflect compensation actually received by the named executive officer. See Note 11, “Stock-Based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the assumptions made in determining SFAS 123(R) values. During 2007, the following stock options expired without being exercised by the named executive officers: Mr. Reiner: 300,000 options with exercise prices ranging from $13.88 to $14.00 per share; Mr. Zurlnick: 3,000 options with an exercise price of $8.25 per share; Mr. Melvin: 50,000 options with an exercise price of $14.88 per share; Ms. Philip: 46,667 options with exercise prices ranging from $13.88 to $23.19 per share; and Mr. Stein: 12,667 options with an exercise price of $8.25.
(6)	This column reflects amounts earned by the Chief Executive Officer under his employment agreement and the Cash Bonus Plan and by all other named executive officers under the Cash Bonus Plan during 2006, which amounts were paid on April 25, 2007. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of a portion of these awards into the Executive Deferred Compensation Plan.
(7)	Each of the named executive officers other than Ms. Philip elected to defer amounts equal to 25% of their target cash bonus amount or cash bonus earned for the fiscal year ended February 3, 2007 under the Executive Deferred Compensation Plan, pursuant to which RSUs were credited to their accounts on April 25, 2007. Each of the named executive officers other than Ms. Philip elected to defer amounts equal to 25% of their target cash bonus amount or cash bonus earned for the fiscal year ended February 2, 2008 under the Executive Deferred Compensation Plan. Since no cash bonuses were earned for 2007, no RSUs were credited to their accounts. As of February 2, 2008, the named executive officers owned RSUs in the amounts set forth below:

	Participant RSUs	Matching RSUs
		Vested	Unvested
Arthur E. Reiner	67,570	—	67,570
Bruce E. Zurlnick	16,042	2,417	13,625
Joseph M. Melvin	19,936	—	19,936
Leslie A. Philip	8,220	—	8,820
Edward J. Stein	20,876	—	20,876
(8)	The amounts in this column for 2007 are reflected in the All Other Compensation table below, which includes perquisites, employee benefits and company contributions to the Company’s 401(k) plan.

ALL OTHER COMPENSATION

Name	Perquisites and Other Personal Benefits ($)		Tax Gross-Ups and Reimbursements ($)		Medical Benefits ($)(3)	Company Contributions to Defined Contribution Plans ($)(4)	Company-paid Insurance Premiums ($)(5)	Total ($)
Arthur E. Reiner	$9,451	(1)	$30,282	(2)	—	$5,625	$38,038	$83,396
Bruce E. Zurlnick	—		—		$4,105	5,625	2,322	12,052
Joseph M. Melvin	—		—		4,105	5,625	2,322	12,052
Leslie A. Philip	—		—		4,105	5,625	3,564	13,294
Edward J. Stein	—		—		4,105	5,625	3,564	13,294

(1)	This amount reflects the portion of the car allowance provided to Mr. Reiner that relates to his personal rather than business use.
(2)	This amount reflects tax equalization payments made in connection with life insurance premiums paid by us on behalf of Mr. Reiner.
(3)	Amounts in this column reflect the insurance premiums paid in respect of the named executive officer under the Executive Medical Reimbursement Plan.
(4)	Amounts in this column reflect the dollar amount of all matching contributions and profit-sharing contributions under the Company’s 401(k) plan allocated to the account of each named executive officer.
(5)	Amounts in this column reflect insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Annual Cash Bonuses

Annual cash bonuses for our named executive officers are awarded under our Cash Bonus Plan as approved by the Company’s stockholders in 2004 and again in 2007, and are formula-driven. The Cash Bonus Plan is intended to provide annual incentives to executive officers in a manner designed to reinforce our performance goals, to link a significant portion of the executives’ compensation to the achievement of such goals, and to continue to attract, motivate and retain key executives on a competitive basis, while seeking to preserve for the benefit of the Company, to the extent practicable, the associated Federal income tax deduction for payments of qualified “performance-based” compensation.

Under the Cash Bonus Plan, the Committee does not have discretion to increase bonus amounts over the level determined by application of the performance goal formula(s) and is required to certify, prior to payment, that the performance goals underlying the bonus payments have been satisfied. However, in limited circumstances, the Committee does have the ability to adjust the performance goals to account for extraordinary events. For fiscal 2005, 2006 and 2007, the bonus opportunity for each executive officer under the Cash Bonus Plan for each performance period was related by a specific formula to the executive officer’s base salary at the start of the performance period. The maximum bonus paid under the plan to any individual in respect of any fiscal year may not exceed $2.0 million. Since the Cash Bonus Plan was established in 2004, no bonus payout to an executive officer other than the Chief Executive Officer under the plan has exceeded $300,000 in any single fiscal year. The Chief Executive Officer’s annual cash bonus is governed by the terms of his employment agreement. However, the Cash Bonus Plan was adopted with the intent for the Chief Executive Officer’s annual cash bonuses to be awarded under the plan whenever possible. The Chief Executive Officer’s Cash Incentive Compensation has been awarded under the Cash Bonus Plan since the plan was adopted, and has not exceeded $1.1 million in any single fiscal year.

The Committee selected EBITA (defined as earnings before interest, taxes and amortization of goodwill on a FIFO basis) as the performance measure for the Chief Executive Officer’s incentive compensation when negotiating his employment agreement in January 2005. Consistent with the Committee’s belief that annual cash bonuses for all executive officers should be governed by the same measures of the Company’s performance, EBITA is the performance measure applied to all executive officer incentive compensation. The Committee selected this performance measure because it believes that EBITA is a measure of the Company’s performance that the senior management team can most directly influence.

Each April, following the close of the prior fiscal year, the Committee determines the level of performance achieved with respect to the prior year’s cash bonus award targets and establishes the cash bonus incentive targets for the new fiscal year (the “Target Level”).

For fiscal 2005, 2006 and 2007, if and when EBITA reached 100% of the Target Level, cash bonuses were payable to each of the named executive officers (other than the Chief Executive Officer whose incentive compensation formula is set forth in his employment agreement) in the amount of 60% of each executive officer’s then current base salary. Consistent with the plan’s purpose of rewarding company performance, there is no maximum amount that could have been earned under this award formula, other than the stated plan maximum. The incentive targets did not result in a payout for performance below 80% of the Target Level. These targets were scaled so that if and when EBITA reached 80% of the Target Level, cash bonuses were payable in the amount of 20% of each executive officer’s then current base salary, and if and when EBITA exceeded 80%, then the bonus payout was 20% of the executive officer’s base salary plus 2% for each percentage point by which EBITA exceeded 80% of the Target Level. Receipt of any cash incentive compensation under this plan has been and continues to be contingent on the executive officer’s continued employment through the payment date.

As provided in his employment agreement for fiscal 2005, 2006 and 2007, the target amount of Mr. Reiner’s annual Cash Incentive Compensation was based on his base salary at the beginning of the year, with the actual amount determined by the extent to which the target EBITA level was met for such year. The target EBITA level for each year must be determined by the Committee during the first 90 days of the fiscal year and may be subsequently adjusted by the Committee to reflect material changes (such as acquisitions or divestitures) that were not anticipated at the time the target level was established. According to Mr. Reiner’s employment agreement, for fiscal 2005, 2006 and 2007, if and when EBITA reached 80% of the Target Level, his Cash Incentive Compensation was 33.333% of his base salary. If and when EBITA exceeded 80% of the Target Level, the percentage payable increased 3.333% for each percentage point by which EBITA exceeded 80% of the Target Level. Under this formula, if EBITA for 2007 had reached 100% of the Target Level, Mr. Reiner would have earned a cash bonus in the amount of 100% of his 2007 base salary. For fiscal 2005, 2006 and 2007, if EBITA levels exceeded 100% of the Target Level, Mr. Reiner’s Cash Incentive Compensation could exceed his base salary. Mr. Reiner is not entitled to any Cash Incentive Compensation payment for any fiscal year in which EBITA is less than 80% of the Target Level for such fiscal year.

For the 2008 fiscal year, in recognition of the challenging economic environment and the impact on Finlay of certain host-store consolidations, the Committee approved a reduced bonus program under the Cash Bonus Plan. The reduced bonus program formula applies to all eligible executive officers under the Cash Bonus Plan, including Mr. Reiner, whose employment agreement was amended for this purpose, and makes it significantly more difficult for executives to earn an annual cash bonus than in prior years. The Committee established guidelines for an annual cash bonus pool under which cash bonus awards will be paid for the 2008 fiscal year only if Finlay Jewelry’s performance exceeds 100% of the Target Level of EBITA selected by the Committee. The potential cash bonus payout for each executive officer is based on a percentage of the overall bonus pool, with the individual percentages determined by the Committee using a formula that takes into account the individual’s 2008 base salary and the percentage of base salary the individual was entitled to receive as a cash bonus for fiscal 2007 for achieving 100% of the Target Level of EBITA.

The overall amount of the bonus pool will be determined based on the achievement by Finlay Jewelry of the Target Level for the 2008 fiscal year, as follows:

(i)	if EBITA is less than or equal to 100% of the target level, then the bonus pool is zero;
(ii)	if EBITA exceeds 100% of the target level, the bonus pool consists of the following:
(a)	100% of the amount by which EBITA exceeds 100% of the target level up to $2.0 million;
(b)	50% of the amount by which EBITA exceeds 100% of the target level from $2.0 million to $3.0 million; and
(c)	25% of the amount by which EBITA exceeds 100% of the target level above $3.0 million.

If the bonus pool is zero, no cash bonus awards will be paid under the Cash Bonus Plan for 2008.

The Committee has not historically granted discretionary cash bonuses to executive officers outside of the Cash Bonus Plan.

Equity Incentives

Historically, the primary form of equity compensation that we awarded consisted of stock options. However, beginning in 2003, in recognition of the trend among companies toward other forms of equity compensation and the change in accounting treatment of stock options, the Committee began moving toward granting limited amounts of time-vested restricted stock in addition to minimal numbers of stock options. Contractually obligated grants to the Chief Executive Officer have been made pursuant to his employment agreement.

Stock option grants are made upon recommendation of the Committee and coordinated with regularly-scheduled Board of Directors’ meetings. All option grants are made at the fair market value on the date of grant, defined as the volume-weighted average of the common stock’s trading price on such grant date. All options granted to senior management vest over a three or five-year period beginning with the first anniversary of the date of the grant and expire after ten years.

Under his employment agreement, Mr. Reiner receives annually Stock Incentive Compensation having an aggregate fair market value of up to $400,000, with the actual amount determined by the extent to which the target EBITA level is met for such year (“Performance-Based Stock Award”). For purposes of this Performance-Based Stock Award, fair market value is the mean between the high and low sales price of the Company’s common stock on Nasdaq on the date on which the Company’s audited financial statements have been completed by the Company’s independent public accountants, or, if there is no such sale on that date, on the last preceding date on which such a sale was made. The payout formula, minimum performance level and each year’s target EBITA level for the Performance-Based Stock Award are the same as for Mr. Reiner’s Cash Incentive Compensation, except that his Performance-Based Stock Award may not exceed the $400,000 target amount in any fiscal year. Any stock awarded to Mr. Reiner in connection with his Performance-Based Stock Award is vested immediately. For 2007, based on the EBITA level achieved, Mr. Reiner did not receive any Stock Incentive Compensation.

As noted above, Mr. Reiner is also entitled to receive, for each fiscal year during the employment term, shares of time-vesting restricted stock having an aggregate market value nearest to $500,000 (“Restricted Stock Time-Based Bonus”). For purposes of this Restricted Stock Time-Based Bonus, fair market value is determined in the same manner as for the Performance-Based Stock Award except that the relevant measurement date is the last day of the fiscal year on which the Company’s common stock trades. This award of restricted stock is made immediately following the close of each fiscal year. The restricted stock awarded to Mr. Reiner in connection with his Restricted Stock Time-Based Bonus for 2005 and 2006 vested in full on February 2, 2008. Because there were not enough shares registered under the 2007 Plan to grant his 2007 award in stock, Mr. Reiner and the Company agreed that he would receive his 2007 Restricted Stock Time-Based Bonus in cash rather than in stock. Any restricted stock awarded to Mr. Reiner in connection with his Restricted Stock Time-Based Bonus for fiscal year 2008, vests in full on January 31, 2009 if he has been continuously employed by us on that date.

401(k) Plan

We maintain a 401(k) plan to provide retirement benefits for all personnel. Historically, this plan provided for company matching contributions of $0.25 for each $1.00 of employee contribution, up to 5% of the employee’s salary (as limited by the Code), which began to vest upon the completion of two years of employment and accrued at the rate of 20% per year. Additionally, we had the option to contribute 2% of the employee’s earnings annually, as limited by the Code, which began to vest upon the completion of three years of employment and accrued at the rate of 20% per year. Effective with the 2006 plan year, we changed the matching contribution under the 401(k) plan to $0.50 for each $1.00 of employee contribution, up to 5% of the employee’s salary (as limited by the Code), and eliminated making future discretionary profit-sharing contributions under the plan.

In addition, Carlyle maintains a separate employee tax savings plan under Section 401(k) of the Code, which provides for matching contributions of 25% of employee contributions, up to 5% of each participating employee’s earnings. Carlyle has discretion to make additional contributions to the plan; however, no additional contributions were made during 2007.

Benefits and Perquisites

We generally do not provide personal benefits to our executives that are not also available generally to all salaried employees. With the exception of our Executive Medical Reimbursement Plan, our executives receive health and welfare benefits under the same programs and on the same basis as our employees in general. Our senior officers are eligible to participate in our 401(k) plan on the same basis as our employees generally (including our contributions to the 401(k) plan), with the exception of Carlyle which maintains its own 401(k) plan. We do not maintain a defined benefit pension plan or provide post-retirement health coverage.

Our Executive Medical Reimbursement Plan reimburses executives in annual amounts up to $10,000 per year for necessary medical expenses incurred (including the cost of deductibles) which are not covered by our underlying medical benefits plans. Mr. Reiner does not participate in this plan.

We provide enhanced relocation benefits to our senior officers to assist them with the cost of company-mandated relocation and also provide to Mr. Reiner and Mr. Melvin an annual car allowance; benefits the Committee believes are consistent and competitive with benefits provided to executives in similar positions at the companies with whom we compete for executive talent and the industry in general.

Long Term Incentive Plans

The principal vehicles for awarding stock-based compensation have been the 1993 Plan and 1997 Plan, pursuant to which we have awarded stock options, restricted and nonrestricted stock awards, and restricted stock units under the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan discussed under “Director Compensation” above. In June 2007, the Company’s stockholders approved the merger of the 1993 Plan and 1997 Plan into the new 2007 Plan.

The 2007 Plan permits the Company to grant non-incentive stock options, restricted and nonrestricted stock, restricted stock units and performance awards, including awards that qualify as “performance-based compensation” under Section 162(m) of the Code. In connection with approval of the 2007 Plan, beginning June 19, 2007, no new awards may be made under the 1993 Plan or 1997 Plan, and all shares that were available to be granted as awards under the 1993 Plan and the 1997 Plan became available to be granted as awards under the 2007 Plan. Shares from forfeited awards made under the 1993 Plan or 1997 Plan or shares from awards made under the 1993 Plan or 1997 Plan that are settled in cash or which otherwise terminate after June 19, 2007 are available to be granted as awards under the 2007 Plan.

As of May 2, 2008, an aggregate of 469,974 shares of the Company’s common stock are reserved for issuance pursuant to the 2007 Plan. As of May 2, 2008, no shares have been issued in connection with exercises of options granted under the 2007 Plan, 275,000 shares are reserved for issuance upon the exercise of currently outstanding options at an exercise price of $2.71 per share and 75,740 shares have been issued or are subject to purchases and awards of restricted stock and restricted stock units. As of May 2, 2008, 119,234 shares of the Company’s common stock are available for future grants under the 2007 Plan.

The 1993 Plan permitted the Company to grant to key employees, directors, consultants and certain other persons the following: (i) incentive or non-incentive stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards; (v) performance units based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in the Company’s common stock; or (vi) any combination of the foregoing. As of May 2, 2008, 511,111 shares of the Company’s common stock have been issued in connection with exercises of options granted under the 1993 Plan, 13,000 shares are reserved for issuance upon exercise of outstanding options and 145,699 shares have been issued or are subject to purchase and awards of restricted stock and restricted stock units. No future grants may be made under the 1993 Plan.

The 1997 Plan permitted us to grant the same types ofawards as permitted under the 1993 Plan. As of May 2, 2008, 294,494 shares of the Company’s common stock have been issued in connection with exercises of options granted under the 1997 Plan, 575,200 shares are reserved for issuance upon exercise of outstanding options and 848,118 shares have been issued or are subject to purchases and awards of restricted stock and restricted stock units. No future grants may be made under the 1997 Plan.

Executive Deferred Compensation and Stock Purchase Plan

In addition to giving us the ability to make stock-based awards to current or future designated executives, the Executive Deferred Compensation Plan provides an opportunity to defer compensation, which is a compensation element we believe is available to executives at other companies with whom we compete for executive talent. The plan also provides a vehicle for designated executives to acquire the Company’s common stock and raise the level of stock ownership in the Company by these executives, thereby strengthening the mutuality of interests between them and the Company’s stockholders.

Under the Executive Deferred Compensation Plan, designated executives are eligible to receive RSUs through the elective deferral of 25% of their annual actual or target bonus that would otherwise be paid in cash under our Cash Bonus Plan. An RSU is a unit of measurement equivalent to one share of the Company’s common stock, but with none of the attendant rights of a stockholder of a share of common stock. Two types of RSUs are awarded under the Executive Deferred Compensation Plan: (i) participant RSUs received in lieu of cash bonus amounts, and (ii) matching RSUs, where the Company credits the executive’s plan account with one matching RSU for each participant RSU that the participant elects to purchase. While participant RSUs are fully vested at all times, matching RSUs are subject to vesting and forfeiture as more fully described below.

Participant RSUs are credited under the Executive Deferred Compensation Plan to a participant’s account on April 25th of each plan year in an amount equal to 25% of the executive’s target or actual bonus received divided by the fair market value of a share of common stock on the award date (with fair market value defined in the plan as the volume-weighted average trading price of a share of common stock on Nasdaq for such date or, if there is no sale on that date, then on the last preceding date on which a sale was reported).

At the time of distribution under the Executive Deferred Compensation Plan, RSUs are converted into actual shares of common stock of the Company. Subject to the requirements of Section 409A of the Code, for each participant RSU, a participant will receive one share of common stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of the participant’s termination of employment or the expiration of the deferral period elected by the participant (i.e., three, five or seven years after an award date, or as extended or terminated earlier in accordance with the plan). For each vested matching RSU, a participant will receive one share of common stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of the participant’s termination of employment or the expiration of the deferral period elected by the participant, provided that if a participant’s employment or directorship is terminated for any reason other than due to death, “disability”, or a “change of control” or a termination of the Executive Deferred Compensation Plan, each vested matching RSU in a participant’s account will be distributed 12 months after such termination.

Participant RSUs are fully vested at all times. Matching RSUs under the Executive Deferred Compensation Plan vest three years after the applicable award date, provided the executive is continuously employed by Finlay or a subsidiary from the award date through the applicable vesting date. In the event an executive’s employment is terminated for any reason (other than by Finlay without “cause” or as a result of death, “disability,” “retirement” or a “change of control” (as each such term is defined in the plan)) prior to the applicable vesting date, all unvested matching RSUs are forfeited. Notwithstanding the foregoing, upon a participant’s death, “disability” or upon a “change of control,” in each case while employed by Finlay or a subsidiary, all unvested matching RSUs will become 100% vested. Upon a termination of a participant’s employment by Finlay or a subsidiary without “cause” or upon “retirement” (as each such term is defined in the plan), a participant’s unvested matching RSUs will be subject to pro-rata vesting, based on the number of whole years employed in a particular vesting period, and any remaining unvested matching RSUs will be forfeited.

If a participant engages in “detrimental activity” (as defined in the plan) while employed or during a period commencing on the participant’s termination date and ending one year following the date that a participant terminates employment: (i) the participant will forfeit both vested and unvested matching RSUs to the extent not yet distributed to a participant, and (ii) the Company may recover from such participant, the value of any shares of common stock that were distributed under the plan attributable to such matching RSUs, valued at the greater of the “fair market value” on the date the participant received the distribution under the plan or the date that the participant engaged in “detrimental activity.”

The shares issued upon distribution of RSUs under the Executive Deferred Compensation Plan are provided by the 2007 Plan. Due to an insufficient number of shares available for awards under the 2007 Plan, the executives who earned cash bonuses for fiscal 2007 and elected to defer a portion of such bonuses were not credited with any RSUs in connection with their April 25, 2008 deferrals. The Company intends to credit these executives’ accounts under the Executive Deferred Compensation Plan with RSUs if and when adequate shares become available under the 2007 Plan either through the forfeiture of currently outstanding awards or stockholder approval of additional shares.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The table below sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2007.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arthur E. Reiner	100,000	—	—	12.75	2/16/2010	9,427	(4)	17,440	—	—
	60,000	—	—	7.05	9/28/2011	13,439	(3)	24,862	—	—
	—	—	—	—	—	44,704	(2)	82,702	—	—
Bruce E. Zurlnick	5,000	—	—	8.25	6/22/2008	2,865	(4)	5,300	—	—
	10,000	—	—	13.5625	12/20/2009	2,487	(3)	4,601	—	—
	5,000	—	—	12.75	2/16/2010	3,600	(5)	6,660	—	—
	15,000	—	—	7.05	9/28/2011	8,273	(2)	15,305	—	—
	—	25,000	—	2.7122	12/4/2017	—		—	—	—
Joseph M. Melvin	10,000	—	—	24.3125	6/22/2008	4,244	(4)	7,851	—	—
	20,000	—	—	8.25	12/1/2008	3,627	(3)	6,710	—	—
	20,000	—	—	12.75	2/16/2010	7,200	(5)	13,320	—	—
	27,000	—	—	7.05	9/28/2011	12,065	(2)	22,320	—	—
	—	45,000	—	2.7122	12/4/2017	—		—	—	—
Leslie A. Philip	30,000	—	—	8.25	12/1/2008	4,435	(4)	8,205	—	—
	30,000	—	—	12.75	2/16/2010	3,785	(3)	7,002	—	—
	30,000	—	—	7.05	9/28/2011	7,200	(5)	13,320	—	—
	—	45,000	—	2.7122	12/4/2017	—		—	—	—
Edward J. Stein	10,000	—	—	8.25	6/22/2008	4,490	(4)	8,307	—	—
	20,000	—	—	13.4219	9/9/2009	5,976	(3)	11,056	—	—
	10,000	—	—	12.75	2/16/2010	3,600	(5)	6,660	—	—
	15,000	—	—	7.05	9/28/2011	10,410	(2)	19,259	—	—
	—	15,000	—	2.7122	12/4/2017	—		—	—	—

(1)	Options with expiration dates before 2017 vest completely and become fully exercisable on the fifth anniversary of their grant date and expire on the day before the tenth anniversary of their grant date; options with expiration dates in or after 2017 vest completely and become fully exercisable on the third anniversary of their grant date and expire on the day before the tenth anniversary of their grant date.

(2)	Reflects the number of unvested matching RSUs as of February 2, 2008 awarded in April 2007 held for the account of the named executive officer pursuant to the Executive Deferred Compensation Plan. These matching RSUs vest on the third anniversary of their award date.
(3)	Reflects the number of unvested matching RSUs as of February 2, 2008 awarded in April 2006 held for the account of the named executive officer pursuant to the Executive Deferred Compensation Plan. These matching RSUs vest on the third anniversary of their award date.
(4)	Reflects the number of unvested matching RSUs as of February 2, 2008 awarded in April 2005 held for the account of the named executive officer pursuant to the Executive Deferred Compensation Plan. These matching RSUs vest on the third anniversary of their award date.
(5)	Reflects unvested restricted stock awarded to each named executive officer in April 2005, which shares are to be received upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances), if the respective officers are then employed by us.
(6)	Reflects the number of unvested RSUs and restricted stock held as of February 2, 2008 multiplied by $1.85, the closing price of the Company’s common stock on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Pursuant to the terms of their employment agreements, the Change of Control Executive Severance Plan, the Executive Deferred Compensation Plan, the 1993, 1997 and 2007 Plans and individual award agreements under those plans, our named executive officers are entitled to certain payments or benefits upon a change of control of the Company or in connection with certain termination events. In connection with his planned retirement on June 23, 2008, Finlay and Mr. Stein entered into a Severance Agreement and General Release which replaces his prior employment agreement and governs his termination compensation.

Chief Executive Officer

If, at the expiration of the employment term (or earlier under specified circumstances), Mr. Reiner and Finlay cannot agree upon terms to continue Mr. Reiner’s employment, or if his employment is terminated without “cause” or by Mr. Reiner for “good reason” (as defined in his employment agreement), he would be entitled to receive a severance payment of one year’s base salary plus an amount equal to the greater of: (i) his Cash Incentive Compensation paid for the most recently completed fiscal year, or (ii) one year’s base salary (“Severance Amount”). Mr. Reiner would also be entitled to continued payment of premiums on his term life insurance for the remainder of the term of his agreement.

If Mr. Reiner’s employment is terminated prior to a “change of control” (as defined in his employment agreement) either by Finlay without “cause” or by Mr. Reiner for “good reason,” Mr. Reiner will continue to receive his base salary for the balance of the term and Incentive Compensation (calculated as though 110% of the Target Level were achieved) as if such termination had not occurred. Mr. Reiner would also be entitled to receive upon termination, all of the Restricted Stock Time-Based Bonuses issuable under the terms of his employment agreement, the Severance Amount and insurance and other benefits. If such termination occurs within 90 days prior to a “change of control,” then Mr. Reiner will also receive the amounts described below that are payable upon a change of control, but only to the extent such amounts exceed the amounts described in this paragraph.

In the event Mr. Reiner’s employment is terminated by Finlay without “cause” or by Mr. Reiner for “good reason” in connection with or following a “change of control,” or by Mr. Reiner for any reason within 90 days following a change of control, Mr. Reiner would be entitled to a lump sum payment of 299% of his “base amount” (as defined in Section 280G(b)(3) of the Code), subject to certain restrictions, and all of the Restricted Stock Time-Based Bonuses and Performance-Based Stock Awards issuable under the terms of his employment agreement.

Mr. Reiner’s employment agreement defines “good reason” to include: (1) any material breach by us of certain provisions in the agreement; (2) a reduction in his base salary, Incentive Compensation opportunity or Restricted Stock Time-Based Bonus; (3) our failure to use reasonable efforts to cause him to remain a director; (4) the relocation of our principal executive offices to more than 30 miles outside of New York City; in each case only if he notifies the Board of Directors in writing of the occurrence of such event and the Board of Directors fails to remedy the event within ten business days of receipt of the notice; or (5) the failure of the acquirer or successor corporation following a change of control to expressly assume our obligations under the employment agreement and extend the employment term so that the unexpired portion is not less than three years (or otherwise offer him a contract providing for a term of at least three years on terms no less favorable to him than his existing employment agreement).

Mr. Reiner’s employment agreement defines “cause” to include: (1) the executive’s failure substantially to perform his job duties or to follow reasonable directions from our Board of Directors within ten business days after receiving written notice of such failure; (2) the executive’s willful misconduct in connection with his employment or intentional breach of our policies; (3) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude; or (4) the executive’s breach of any provision of the agreement which the executive officer fails to cure within ten business days after receiving notice of the breach.

Mr. Reiner’s employment agreement defines “change of control” to include: (1) any transaction or series of transactions that results in any person or group (other than Mr. Reiner and his related entities) becoming the beneficial owner of more than 50% of the Company’s voting stock and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis; (2) a change in majority of the Company’s Board of Directors not approved by two-thirds of the directors serving when the agreement was entered into, unless such majority of directors has been elected or nominated by Mr. Reiner and his related entities; or (3) a sale of assets constituting all or substantially all of our assets.

Other Executive Officers

In June 2005, Finlay Jewelry entered into an employment agreement with Joseph M. Melvin, Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry, and Finlay Merchandising & Buying, Inc., a wholly-owned subsidiary of Finlay Jewelry (“FM&B”), entered into an employment agreement with Leslie A. Philip, Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry. We entered into these agreements for the purposes of retention and stability. In addition, these agreements contain non-compete and non-solicitation provisions.

Each of these employment agreements has a term of three years unless earlier terminated in accordance with the provisions of the employment agreements. Mr. Melvin will receive a minimum annual base salary of $452,056, and Ms. Philip will receive a minimum annual base salary of $471,690. In addition to annual base salary, each of the executives is entitled to receive an annual cash bonus, as described under “Annual Cash Bonuses” above. As an additional retention tool, each employment agreement also provides that the executive shall receive, in the event he or she remains employed by Finlay Jewelry or FM&B, as applicable, on June 30, 2008, a special bonus equal to 50% of the executive’s then-current base salary.

If an executive is terminated without “good cause” (as defined in the employment agreements), the executive is entitled to receive, subject to satisfaction of specified conditions, a lump sum severance payment of the greater of (i) the executive’s base salary at the then-current rate through June 30, 2008, or (ii) one year’s base salary at the then-current rate plus one year’s bonus (calculated by averaging the annual bonus to the executive over the prior three fiscal years).

In March 2006, Finlay Jewelry entered into an employment agreement with Bruce E. Zurlnick, Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry. The agreement with Mr. Zurlnick provides for his continued employment as Senior Vice President, Treasurer and Chief Financial Officer, for a term ending February 28, 2009 unless earlier terminated in accordance with the provisions of the employment agreement. Mr. Zurlnick will receive a minimum annual base salary of $310,000. In addition, Mr. Zurlnick will be entitled to receive an annual cash bonus, as described under “Annual Cash Bonuses” above. The agreement with Mr. Zurlnick also provides that, in the event he remains employed by Finlay Jewelry on February 28, 2009, he will receive a special bonus of 50% of his then-current base salary. If Mr. Zurlnick is terminated without “good cause” (as defined in his agreement), he is entitled to receive, subject to satisfaction of specified conditions, a lump sum severance payment in an amount equal to the greater of (i) his base salary at the then-current rate through February 28, 2009, or (ii) one year’s base salary at the then-current rate plus one year’s bonus (calculated by averaging his annual bonus over the prior three fiscal years).

Under these employment agreements, “good cause” has the same definition as “cause” under Mr. Reiner’s employment agreement.

Change of Control Executive Severance Plan

The employment agreements for Mr. Melvin, Ms. Philip and Mr. Zurlnick do not contain change of control provisions. However, on March 11, 2008, the Company adopted a Change of Control Executive Severance Plan (the “Executive Severance Plan”), which applies to, among other executives, Mr. Melvin, Ms. Philip and Mr. Zurlnick.

The Executive Severance Plan provides that in the event of a termination without “cause” or for “good reason” within 18 months following a “change of control,” the executive will receive: (i) a lump sum cash payment in an amount equal to two times the sum of the his or her base salary plus the average of his or her annual bonus paid for the three fiscal years preceding the year in which a change of control occurs; (ii) if the special bonus has not already been paid, a lump sum cash payment equal to the amount of the special bonus, if any, that would be payable to the executive pursuant to the executive’s employment agreement upon his or her continued employment through a specified date; (iii) continued group health plan coverage pursuant to COBRA paid in part by Finlay or its affiliates, for eighteen months following termination, or until the earlier of the executive’s ceasing to be eligible for COBRA or becoming eligible under a subsequent employer’s health plan; and (iv) accelerated vesting of all unvested equity awards held by the executive.

The Executive Severance Plan has the same definition of “change of control” and substantially the same definition of “cause”, as Mr. Reiner’s employment agreement.

The Executive Severance Plan defines “good reason” to include: (1) any material breach by us of certain provisions of the executive’s employment agreement; (2) a reduction in the executive’s base salary or annual bonus opportunity; (3) the relocation of the executive’s office to a location more than 30 miles outside of Manhattan, New York City; or (4) the failure of the acquirer or successor corporation following a change of control to expressly assume our obligations under the executive’s employment agreement and extend the employment term so that the unexpired portion is not less than three years (or otherwise offer the executive a contract providing for a term of at least three years on terms no less favorable to the executive than his or her existing employment agreement), provided the executive does not consent in writing to the change and we have not fully corrected in all material respects within ten days following receipt of notice of the event.

Executives who accept severance payments under the Executive Severance Plan will be required to sign a release and will be subject to certain restrictive covenants. The Executive Severance Plan provides that all severance benefits will be provided in a manner intended to comply with, or be exempt from, Section 409A of the Code, including delaying certain benefits to specified employees for a period of six months following termination. Severance benefits provided under the plan will also be subject to reduction to avoid any excise tax on “parachute payments” under Section 280G of the Code.

Senior Vice President and Director of Stores

In connection with his planned retirement on June 23, 2008, we entered into a Severance Agreement and General Release with Edward J. Stein, Senior Vice President and Director of Stores of Finlay Jewelry, which agreement replaces his prior employment agreement and governs his termination compensation.

Under the agreement, upon Mr. Stein’s retirement, Mr. Stein will receive the accrued benefits otherwise due him under our benefit plans, COBRA rights under our health insurance plans, the right to exercise vested options within 21 days of the retirement date and to receive his vested RSUs under the terms of the Executive Deferred Compensation Plan.

Under the terms of the agreement, Mr. Stein has agreed, among other things, to release us from all claims, to not disclose confidential or proprietary information obtained during his employment, and to not solicit our customers and certain of its employees for a period of one year after the retirement date. Mr. Stein will receive, subject to his compliance with these obligations, a severance payment in the amount of $595,420, payable as follows: (1) on December 24, 2008, a lump sum of $297,710 (plus accrued interest from June 24, 2008 through December 23, 2008), and (2) commencing January 25, 2009, six monthly payments of $49,618 each. Mr. Stein will also receive a payment of $50,000, payable December 24, 2008, in lieu of any relocation allowance to which Mr. Stein may otherwise be entitled under our relocation policy for executives. In addition, Mr. Stein is entitled to pay health insurance premiums at our employee rate for the first eleven months following the retirement date, if he elects to continue health insurance coverage under Finlay’s medical plans.

Equity Awards

In addition to the payments or benefits described above, and to the extent not already vested pursuant to the agreements described above, in the case of termination of employment due to death or disability or in the case of a change of control, all unvested equity awards granted under the 1993, 1997 and 2007 Plans (including RSUs awarded under the Executive Deferred Compensation Plan) will become fully vested. In the case of retirement or termination of employment by us without cause or good cause, a prorated portion of the unvested matching RSUs awarded under the Executive Deferred Compensation Plan will become fully vested.

The 1993 and 1997 Plans, individual award agreements under the 2007 Plan, and the Executive Deferred Compensation Plan define “change of control” to include: (1) approval by the Company’s stockholders of (a) any consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, or (c) the adoption of any plan of liquidation or dissolution of the Company; (2) the beneficial ownership by any person or group (or the acquisition by any person or group, without the prior consent of the Company’s Board of Directors, in the case of the 1993 and 1997 Plans) of 15% or more (30% or more in the case of the Executive Deferred Compensation Plan and award agreements under the 2007 Plan) of the Company’s issued and outstanding common stock; or (3) a change in majority of the Company’s Board of Directors not approved by a majority of the directors serving when the plan was adopted.

STOCKHOLDER COMMUNICATIONS

The Board of Directors of the Company has implemented a process whereby stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in a writing addressed to Board of Directors, Finlay Enterprises, Inc., c/o Bonni G. Davis, Esq., Corporate Secretary, 529 Fifth Avenue, New York, New York 10017. All such communications will be forwarded to the intended recipient(s) except that solicitations or other matters unrelated to the Company may not be forwarded at the discretion of the Corporate Secretary. Stockholders should clearly specify in each communication, the name of the individual director or group of directors to whom the communication is addressed. Please refer to the Company’s Web site for any changes in this process.

CODES OF ETHICS

The Company has adopted Codes of Ethics that apply to all of its directors and employees including, without limitation, the Company’s principal executive officer, its principal financial officer and all of its employees performing financial or accounting functions. The Company’s Codes of Ethics are posted on its Web site, www.finlayenterprises.com, under the heading “Governance” in satisfaction of the disclosure requirement of Regulation S-K. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Codes of Ethics by posting such information on its Web site at the location specified above. However, the Company may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Commission either in addition to or in lieu of the Web site disclosure. The Company will provide to any person, without charge, upon request addressed to the Corporate Secretary at the Company, at 529 Fifth Avenue, New York, New York 10017, a copy of the Codes of Ethics.

CERTAIN TRANSACTIONS

We have operated under our Codes of Ethics for many years. As part of our Codes of Ethics, directors and employees are expected to make business decisions and take actions based upon the best interests of the Company and Finlay Jewelry and not based upon personal relationships or benefits. The Codes of Ethics reflect our commitment to requiring the highest standards of professional and ethical conduct from our employees and directors and to fostering a culture of honesty, integrity and accountability. The Codes of Ethics outline the basic principles and policies with which all employees and directors are expected to comply. Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee of the Board of Directors of the Company.

The Audit Committee of the Board of Directors is responsible for reviewing, approving and ratifying related party transactions pursuant to the Company’s related party transactions policy. We may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction and if the transaction is beneficial to Finlay and on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

The Company has entered into indemnification agreements which require, among other things, that the Company indemnify directors and officers who are parties to such agreements against certain liabilities and associated expenses arising from their service as directors and officers of the Company and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined in such agreements), the Company will, upon request by an indemnitee under his or her agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. The Company also covers all directors and officers under a directors and officers liability policy maintained by the Company in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Company’s Restated Certificate of Incorporation and the Delaware General Corporation Law, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

EQUITY COMPENSATION PLAN INFORMATION

Options to purchase common stock, restricted stock and RSUs have been granted by the Company to employees and non-employee directors under various stock-based compensation plans. The following table summarizes the number of stock options issued, shares of restricted stock and RSUs awarded, the weighted-average exercise price and the number of securities remaining to be issued under all outstanding equity compensation plans as of February 2, 2008.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,441,618	(2)	$8.27	(3)	155,628	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,441,618		$8.27		155,628

(1)	Reflects information relating to the 1993, 1997 and 2007 Plans.
(2)	Includes 48,367 shares of restricted stock issued to certain executive officers and key employees on April 30, 2008 pursuant to awards made in April 2005 under the 1997 Plan.
(3)	RSUs are settled for shares of the Company’s common stock on a one-for-one basis. Accordingly, RSUs have been excluded for purposes of computing the weighted-average exercise price in column (b).

(4)	Awards are permitted under the 2007 Plan in the form of non-incentive stock options, restricted and nonrestricted stock, restricted stock units, including purchases and awards under the Executive Deferred Compensation Plan and Director Deferred Compensation Plan and performance awards, including awards that qualify as “performance-based compensation” under Section 162(m) of the Code, subject to such terms and conditions as the Company’s Compensation Committee shall determine. In connection with the adoption of the 2007 Plan, no further awards may be granted under the 1993 or 1997 Plan.

STOCKHOLDER PROPOSALS

Stockholder proposals appropriate for consideration at the Company’s annual meeting of stockholders to be held in 2009 must be received by the Company at 529 Fifth Avenue, New York, New York 10017, Attention: Corporate Secretary, in proper form and in accordance with the applicable regulations of the Commission, by January 12, 2009 to be included in the proxy statement and form of proxy relating to that meeting. If a stockholder submits a proposal after the January 12, 2009 deadline but still wishes to present the proposal at the annual meeting to be held in 2009, the proposal must be received by the Corporate Secretary of the Company no later than March 28, 2009, in proper form and in accordance with the applicable regulations of the Commission.

OTHER INFORMATION

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, employees of the Company may solicit proxies by mail, telephone and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company’s common stock to forward proxy soliciting material and annual reports to the beneficial owners of such common stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services.

A copy of the Company’s Annual Report for the fiscal year ended February 2, 2008, which includes the Company’s Annual Report on Form 10-K, is enclosed. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 may also be obtained without charge upon written request to Corporate Secretary, c/o Finlay Enterprises, Inc. 529 Fifth Avenue, New York, New York 10017.

The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors.

Bonni G. Davis
Vice President, Corporate Secretary and
General Counsel

Dated: New York, New York
May 8, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

FINLAY ENTERPRISES, INC.

June 17, 2008

TO BE VALID, THIS PROXY MUST BE SIGNED, DATED AND RETURNED TO:

American Stock Transfer & Trust Co.
Operations Center
6201 15th Avenue
Brooklyn, NY 11219

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20300000000000000000 5 061708

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Rohit M. Desai
○ Louis Lipschitz
○ Thomas M. Murnane

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FINLAY ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FINLAY ENTERPRISES, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 17, 2008

The undersigned hereby appoints ARTHUR E. REINER, JOSEPH M. MELVIN and LESLIE A. PHILIP, and each of them, with power of substitution and resubstitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Finlay Enterprises, Inc. to be held at 529 Fifth Avenue, New York, New York at 9:30 a.m. (local time) on June 17, 2008, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

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